Exhibit 99.1

Contact: Rick Berry Chief Financial Officer 600 Travis Street, Suite 5800 Houston, Texas 77002 713.993.4614

Sanders Morris Harris Group Reclassifies Gain from Capital Markets Sale;
Recurring Earnings from Continuing Operations and Earnings Per Share Unaffected

HOUSTON, March 12, 2010 – Sanders Morris Harris Group Inc. (NASDAQ: SMHG) today announced that during a final internal review prior to filing our Annual Report on Form 10-K, and following our earnings announcement of March 8, 2010, we determined that the gain from the sale of our primary capital markets units should have been classified as a gain from a discontinued operation, not a capital gain from continuing operations.

The reclassification results in no change in the Company’s earnings from continuing operations excluding non-recurring items, which remain at $1.6 million, or $0.06 per share.  Net income for the quarter also remains at $0.11 per share.

As a result of the reclassification, revenue during the quarter changed from $58.8 million to $50.0 million; income (loss) from continuing operations changed from income of $4.9 million, or $0.17 per share, to a loss of $533,000, or $0.02 per share; and income (loss) from discontinued operations changed from a loss of $1.8 million, or $0.06 per share, to income of $3.7 million, or $0.13 per share.

As noted, net income for the fourth quarter is unaffected by the change and remains $3.1 million, or $0.11 per share.  Net operating income, adjusted for non-recurring charges of $2.2 million, also is unaffected and remains $1.6 million, or $0.06 per share.

For the full year 2009, revenue was $175.4 million compared to $184.1 million previously reported. The loss for the year was unchanged at $5.5 million, or $0.19 per share. Income (loss) from continuing operations changed from income of $220,000, or $0.01 per share, to a loss of $5.2 million, or $0.18 per share while the loss from discontinued operations changed from a loss of $5.7 million, or $0.20 per share, to income of $277,000, or $0.01 per share.

About Sanders Morris Harris Group
Sanders Morris Harris Group is a wealth management company that manages approximately $11.3 billion in client assets. Client assets include the gross value of assets under management directly or via outside managers and assets held in brokerage accounts for clients by outside clearing firms. Its corporate philosophy of investment in common aligns its interests with those of its clients.  Sanders Morris Harris has more than 540 employees in 20 states. Additional information is available at www.smhgroup.com.

In addition to the historical information, this press release contains certain forward-looking statements under federal securities laws, including statements regarding Sanders Morris Harris Group’s expected future business prospects, revenue and income. These forward-looking statements are based upon current expectations and involve certain risks and uncertainties that could cause actual results to differ materially from any such statement. These risks and uncertainties, many of which are beyond the Company's control, include but are not limited to (1) trading volume in the securities markets; (2) volatility of the securities markets and interest rates; (3) changes in regulatory requirements that could affect the demand for the Company's services or the cost of doing business; (4) general economic conditions, both domestic and foreign, especially in the regions where the Company does business; (5) changes in the rate of inflation and related impact on securities markets; (6) competition from existing financial institutions and other new participants in the securities markets; (7) legal developments affecting the litigation experience of the securities industry; (8) successful implementation of technology solutions; (9) changes in valuations of the Company’s trading and warrant portfolios resulting from mark-to-market adjustments; (10) dependence on key personnel; (11) demand for the Company's services; and (12) litigation and securities law liabilities. The Company does not undertake any obligation to publicly update or revise any forward-looking statements.